Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Meta Platforms, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated January 28, 2026, with respect to the consolidated financial statements of Meta Platforms, Inc., and the effectiveness of internal control over financial reporting of Meta Platforms, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 30, 2026